Exhibit 10.4

LICENSE AGREEMENT

by and between

BIODEXA PHARMACEUTICALS PLC

and

MELIOR PHARMACEUTICALS I, INC.

Dated as of November 22, 2023

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

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EXHIBITS

Exhibit A – Licensed Patents

Exhibit B – Compound Structure

Exhibit C – Bukwang Territory

Exhibit D – Third Party Agreements

Exhibit E – Lock-Up Agreement

Exhibit F – Consulting Agreement

Exhibit G – Amendment No. 6 to the Bukwang License

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LICENSE AGREEMENT

This LICENSE AGREEMENT is made and entered into as of November 22, 2023 (the “Signing Date”), by and between Biodexa Pharmaceuticals PLC, a public limited company organized under the laws of England and Wales with its principal offices at 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom (“Biodexa”), and Melior Pharmaceuticals I, Inc., a Delaware corporation with principal offices located at 860 Springdale Drive, Exton, PA, USA (“Melior”). Biodexa and Melior are each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Melior has certain rights to patents and other intellectual property related to the Compound (as defined below);

WHEREAS, Melior has granted certain rights to patents and other intellectual property related to the Compound to Bukwang Pharmaceuticals Co., Ltd. (“Bukwang”) in the Bukwang Territory (as defined below) under a License Agreement dated November 20, 2013 (the “Bukwang License”);

WHEREAS, Melior will amend the Bukwang License to regain rights for the Bukwang Territory and, among other things, responsibility for prosecution and maintenance and enforcement of patents related to the Compound, and obtain rights to the Bukwang Patents (as defined below);

WHEREAS, Biodexa has significant experience in the development and commercialization of pharmaceutical products in the Territory (as defined below); and

WHEREAS, Biodexa desires to obtain from Melior, and Melior desires to grant to Biodexa, the exclusive right under the Licensed Technology to Develop, Manufacture and Commercialize Licensed Product for use in the Field in the Territory; and

WHEREAS, Melior is willing to grant Biodexa such rights on the terms and conditions set forth herein, including the receipt of ADSs to be held in accordance with the Lock-Up Agreement attached as Exhibit E (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1
DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, except as otherwise expressly set forth herein, shall have the meanings set forth below:

1.1.       “Accounting Standards” shall mean maintaining records and books of accounts in accordance with International Financial Reporting Standards.

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1.2.       “Act” shall mean the U.S. Food, Drug and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.), together with any rules and regulations promulgated thereunder.

1.3.       “ADS” means American Depositary Shares of Biodexa issued pursuant to the Amended and Restated Deposit Agreement, dated as of February 8, 2021, among Biodexa, The Bank of New York Mellon, as depositary thereunder, and the owners and holders of such American Depositary Shares from time to time, as such agreement may be amended or supplemented, with each such American Depositary Share representing 400 ordinary shares, nominal value £0.001 per share, of Biodexa (such ordinary shares, the “Ordinary Shares”).

1.4.       “Affiliate” means, with respect to any Person, any entity directly or indirectly controlled by, controlling, or under common control with, a Person, but only for so long as such control shall continue. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”), means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of at least fifty percent (50%) of the voting stock or other ownership interest of such Person, the power to elect or appoint at least fifty percent (50%) of the members of the governing body of such Person through ownership of the outstanding voting securities, by contract or otherwise.

1.5.       “Agreement” shall mean this License Agreement as amended from time to time.

1.6.       “Applicable Laws” shall mean the applicable provisions of any and all national, regional, provincial, territorial, state and local laws, treaties, statutes, rules, regulations, administrative codes, and ordinances, and any and all directives, and orders or administrative decisions of any Governmental Authority having jurisdiction over or related to the subject matter of this Agreement.

1.7.       “Approval” shall mean any approval, registration, license or authorization from any Governmental Authority in any jurisdiction required for the Manufacture, Development or Commercialization of a product in such jurisdiction.

1.8.       “Approval Application” shall mean the submission to the relevant Governmental Authority of an appropriate application seeking any Approval.

1.9.       “Background IP” means any Patents, Know-How and other IP rights that (a) a Party owns or Controls prior to the Effective Date of this Agreement, (b) a Party makes or develops independently and outside the scope of this Agreement, or (c) a Party acquires after the Effective Date outside the performance of the activities under this Agreement.

1.10.       “Bankruptcy Code” shall have the meaning set forth in Section 12.6.

1.11.       “Biodexa Indemnified Parties” shall have the meaning set forth in Section 10.1.

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1.12.       “Bukwang License” shall have the meaning set forth in the recitals.

1.13.       “Bukwang Patents” shall mean all Patents that are Controlled by Bukwang or its Affiliates and Cover the Licensed Product or are necessary or useful for the Development, Manufacture and Commercialization of the Licensed Product, including the method of synthesis patent filed by Bukwang with European Patent Number EP3737669B1.

1.14.       “Bukwang Territory” shall mean all countries listed in Exhibit C.

1.15.       “Bulk Drug Substance” shall mean the Compound in bulk form which, if appropriately formulated and finished, would be suitable for preclinical or clinical use or commercial use.

1.16.       “Bulk Formulation” shall mean the Licensed Product in tablet or capsule form.

1.17.       “Calendar Quarter” shall mean each successive period of three (3) months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided that the first Calendar Quarter for the first Calendar Year extends from the Effective Date to the end of the then-current Calendar Quarter and the last Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.

1.18.       “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that the first Calendar Year under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Year in which the Effective Date is encompassed and the last Calendar Year of the Term will be the period beginning on January 1 of the Calendar Year in which the expiration or termination of the Agreement occurs and ending on the effective date of expiration or termination of the Agreement.

1.19.       “Change of Control” means with respect to either Party: (i) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of fifty percent (50%) or more of the outstanding voting equity securities of such Party (or, if applicable, a controlling Affiliate of such Party); (ii) a merger or consolidation involving such Party (or, if applicable, a controlling Affiliate of such Party), as a result of which a Third Party acquires direct or indirect beneficial ownership of fifty percent (50%) or more of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale, transfer or lease of all or substantially all of the assets of such Party and its Affiliates that relate to the transactions contemplated by this Agreement, in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of clauses (i), (ii) or (iii), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction and any successors thereto) are referred to collectively herein as the “Acquirer”.

1.20.       “Claim” shall have the meaning set forth in Section 10.1.

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1.21.       “Clinical Trial” means any human clinical trial of a Licensed Product in the Field, including, without limitation, investigator-initiated studies.

1.22.       “Commercialize” shall mean to market, promote, distribute, offer to sell, sell and/or have sold a Licensed Product and/or conduct other commercialization activities, and “Commercialization” means commercialization activities relating to a Licensed Product, including activities relating to marketing, promoting, distributing, offering for sale, and/or selling of such Licensed Product or having such Licensed Product sold to trade, institutional, prescriber, payer, pharmacist and patient customers or otherwise.

1.23.       “Commercially Reasonable Efforts” shall mean the level of efforts and resources required to carry out such obligation in a manner consistent with the efforts and resources a similarly situated biopharmaceutical company devotes to a product of similar market potential, profit potential and strategic value within its portfolio for a product at a similar stage in its development and life cycle, based on conditions then prevailing, taking into account issues of scientific risk, patent coverage, safety and efficacy, patient tolerability and compliance, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the pricing and profitability of the applicable products, and other relevant technical, legal, scientific and/or medical factors. For clarity, Commercially Reasonable Efforts will not mean that a party guarantees that it will actually accomplish the applicable task or objective.

1.24.       “Competing Generic” shall mean, with respect to a given Licensed Product (or Compound contained in a given Licensed Product) and a given country in the Territory, any pharmaceutical product sold by a Third Party within the Royalty Term in such country that receives Marketing Approval as a generic, follow-on or interchangeable product of such Licensed Product from the applicable Governmental Authority in such country by referencing or relying upon data from the Regulatory Materials for the Licensed Product or otherwise relying upon the approval of the Licensed Product.

1.25.       “Compound” shall mean the compound known as MLR-1023 (having the chemical structure set forth on Exhibit B), with the chemical name of tolimidone, including any salts and esters thereof.

1.26.       “Confidential Information” shall mean all information or materials possessed or developed by any Party or their respective Affiliates, whether before or after the Effective Date, related to such Party’s or its Affiliates’ business, including the Manufacture, Development and/or Commercialization of any pharmaceutical products hereunder, including any information or materials on substances, formulations, techniques, technology, equipment, data, reports, Know-How, sources for and methods of supply, patent position and business plans; provided, however, that Confidential Information shall not include information or material that (a) is already in the receiving Party’s or its Affiliate’s lawful possession, without any obligation to keep it confidential, at the time of disclosure by the disclosing Party, as established by relevant documentary evidence; (b) is already in the public domain as of the Effective Date by reason of prior publication or otherwise; (c) is received by a receiving Party or an Affiliate thereof on an unrestricted basis from a Third Party other than the disclosing Party, where such Third Party is authorized to disclose such information; (d) becomes part of the public domain after the Effective Date through no act, omission or fault of the receiving Party; or (e) is similar in nature to the purported confidential information but which the receiving Party can demonstrate has been independently created without the use of or reference to any Confidential Information of the disclosing Party, as established by relevant contemporaneous documentary evidence.

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1.27.       “Control” or “Controlled” means, with respect to any Know-How, Patents, Regulatory Materials or other Intellectual Property, that a Party has the ability (whether directly or indirectly and whether by ownership, license or otherwise) (other than by operation of the license grants in Section 2.1) to grant to the other Party a license under such Know-How, Patents, Regulatory Materials or other Intellectual Property, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party. Notwithstanding the foregoing or anything to the contrary in this Agreement, if either Party undergoes a Change of Control, such Party will not be deemed to Control any Know-How, Patents, Regulatory Materials or other Intellectual Property that are owned or otherwise Controlled by any Affiliate of such Party (other than pursuant to a license to such Party in existence prior to such Change of Control) that was not an Affiliate of such Party prior to such Change of Control.

1.28.       “Cover” means, with respect to a Patent, that the making, using, selling, importing or offering for sale of the Licensed Product, or the practice of a method to make or use such Licensed Product would, but for the license granted in this Agreement, infringe a Valid Claim of the relevant Patent in the Territory or in the country where any such act relating to such Licensed Product occurs.

1.29.       “Designated Executives” means, with respect to Melior, the Chief Executive Officer (or such executive’s designee, each as applicable) and with respect to Biodexa, the Chief Executive Officer (or such executive’s designee, each as applicable).

1.30.       “Develop” or “Development” shall mean activities with respect to developing a Licensed Product and obtaining Marketing Approval, including pre-clinical research and development, clinical development, preparation and submission of regulatory filings, and product registration.

1.31.       “Development Data” shall have the meaning set forth in Section 3.2(c).

1.32.       “Development Plan” shall mean the written plan for Development of the Licensed Product, as it may be amended from time to time in accordance with this Agreement.

1.33.       “Dispute” shall have the meaning set forth in Section 14.1.

1.34.       “Distributor” means any Person appointed by Biodexa or any of its Affiliates or its or their Sublicensees to distribute, market and sell Licensed Product, with or without packaging rights, in one or more countries in the Territory, in circumstances where such Person purchases its requirements of Licensed Product from Biodexa or its Affiliates or its or their Sublicensees and does not make any royalty or other payments to Biodexa or its Affiliates or its or their Sublicensees with respect to the Licensed Technology licensed hereunder with respect to such Licensed Product.

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1.35.       “DMF” shall mean the Drug Master Files or any counterparts thereof.

1.36.       “Effective Date” shall have the meaning set forth in Section 2.9.

1.37.       “Exploit” or “Exploitation” means to make, import, export, use, sell or offer for sale, including to research, Develop, Commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of and to have any of the foregoing rights exercised (e.g., the right to make includes the right to have made).

1.38.       “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.39.       “Field” means any and all diagnostic, therapeutic and prophylactic uses or applications (including in humans and animals).

1.40.       “Financing Registration Statement” shall mean the first Form F-1 Registration Statement filed by Biodexa with the U.S Securities and Exchange Commission (“SEC”) which covers the sale by Biodexa of its ADSs.

1.41.       “Finished Product” shall mean a Licensed Product in packaged product form suitable for distribution to customers.

1.42.       “First Commercial Sale” shall mean with respect to a particular Licensed Product in a given country, the first bona fide commercial sale to a Third Party of such Licensed Product following Marketing Approval in such country by or under authority of Biodexa, its Affiliates or Sublicensees. For clarity, First Commercial Sale does not include the supply or transfer of Licensed Product to an Affiliate or Sublicensee for scientific testing purposes, as free samples, under named patient use, patient assistance, charitable purposes, early access or compassionate use programs, or similar uses, programs or studies.

1.43.       “Force Majeure” shall have the meaning set forth in Section 11.1.

1.44.       “FTE Rate” means two hundred and fifty U.S. Dollars ($250) per hour.

1.45.       “Fully-Diluted” means, with respect to Ordinary Shares (including rights to acquire Ordinary Shares as a result of ownership of ADSs), that the total number of such Ordinary Shares would be calculated to include (i) the conversion of all issued and outstanding securities of Biodexa convertible into Ordinary Shares, and (ii) the exercise of all In-the-Money outstanding options and warrants to purchase Ordinary Shares, whether or not then exercisable.

1.46.       “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties or their Affiliates contemplated by this Agreement.

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1.47.       “IND” means any Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §321 before the commencement of clinical studies of a Licensed Product, Clinical Trial application, Clinical Trial exemption or similar application or submission filed with or submitted to a Governmental Authority in a jurisdiction that is necessary to commence Clinical Trials in such jurisdiction (or any comparable filings with any Governmental Authority in any other jurisdiction).

1.48.       “Indemnitee” shall have the meaning set forth in Section 10.3.

1.49.       “Indemnitor” shall have the meaning set forth in Section 10.3.

1.50.       “Intellectual Property” or “IP” means intellectual or industrial property rights recognized under the Applicable Laws of any jurisdiction anywhere in the world, including all rights in: Know-How, inventions, Patents and copyrights.

1.51.       “In-the-Money” means, with respect to an option to acquire securities that are traded or quoted on a national securities exchange in the United States, as of any measurement date, that the exercise price for such option is less than the average of the closing prices for such securities on their principal market for the five trading days ending on the trading day immediately preceding the applicable date of determination.

1.52.       “Joint Patents” shall have the meaning set forth in Section 7.2.

1.53.       “Know-How” shall mean unpatented and proprietary technical information, know-how, data (including pre-clinical and clinical data), analytical methods, stability, validation results, knowledge, techniques, discoveries, inventions, specifications, designs, clinical design and measurement, test results, regulatory filings and approvals, trade secrets and other information (whether or not patentable). As used in this definition, “unpatented” shall mean that the subject matter of such Know-How is not claimed in a Patent.

1.54.       “Launch” shall mean the date on which Biodexa or its Affiliates or Sublicensees record the First Commercial Sale of a Licensed Product in the Field to an unrelated Third Party in a given country in the Territory following Marketing Approval.

1.55.       “Licensed Know-How” means all Know-How that (i) is Controlled by Melior or its Affiliates as of the Effective Date or (ii) comes under the Control of Melior or its Affiliates during the Term, in each case of (i) or (ii), which specifically describes, embodies or relates to the Licensed Product or its manufacture or use in any formulation and/or is necessary or useful for the Development, Manufacture or Commercialization of the Licensed Product in the Field in the Territory.

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1.56.       “Licensed Patents” shall mean Patents that (a) are Controlled by Melior or its Affiliates as of the Effective Date or at any time during the Term, including but not limited to the Bukwang Patents and (b) Cover the Licensed Product or are necessary or useful for the Development, Manufacture and Commercialization of the Licensed Product. Licensed Patents as of the Effective Date include those set forth in Exhibit A attached hereto.

1.57.       “Licensed Product” shall mean any Compound or any pharmaceutical product containing one or more Compounds as an active ingredient, alone or in combination with other active ingredients.

1.58.       “Licensed Technology” means, individually or collectively, the Licensed Patents and the Licensed Know-How.

1.59.       “Lock-Up Agreement” shall have the meaning set forth in the recitals.

1.60.       “Losses” shall mean all losses, damages, taxes, costs and expenses (including reasonable, actual and documented attorneys’ fees and expenses) incurred, paid, accrued or sustained, including any costs of investigating, defending or settling any action, suit, proceeding or claim, enforcing an Indemnified Party’s rights under this Agreement.

1.61.       “Manufacture” or “Manufacturing” shall mean any activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis and release, shipping and storage of a drug or biologic product or compound, or any raw materials thereof, directly or through one or more Third Parties, whether for Development or Commercialization.

1.62.       “Manufacturing Transfer Plan” shall have the meaning set forth in Section 3.6.

1.63.       “Manufacturing Process” shall have the meaning set forth in Section 3.6.

1.64.       “Marketing Approval” shall mean an Approval to permit the marketing and sale of a Licensed Product.

1.65.       “Melior Indemnified Parties” shall have the meaning set forth in Section 10.2.

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1.66.       “Net Sales” with respect to the Compound, shall mean the gross invoiced sales of the Licensed Product to Third Parties by Biodexa, its Affiliates or any of their Sublicensees (or a sublicense of a Sublicensee of any tier), in a particular period, less the following deductions from such gross amounts which are actually incurred, allowed, paid, accrued or specifically allocated to the extent that such amounts are deducted from gross invoiced sales amounts as reported by Biodexa, its Affiliates or Sublicensees pursuant to its Accounting Standards, applied on a consistent basis, to the extent allocated to the Licensed Products:

(a)       credits or allowances actually granted for damaged Licensed Product, returns or rejections of Licensed Product, price adjustments, and billing errors;

(b)       governmental and other rebates (or equivalents thereof) to national, state/provincial, local and other governments, their agencies and purchasers, and reimbursors, or to trade customers;

(c)       Biodexa’s normal and customary trade, cash and quantity discounts, allowances, and credits actually allowed or paid, including discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to the Licensed Product), in each case, as applied to sales of the Licensed Product and actually given to customers;

(d)       sales, use, value-added, excise, turnover, inventory and other similar Taxes (excluding income Taxes), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that Biodexa allocates to sales of the Licensed Product in accordance with Biodexa’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of the Licensed Product to any Third Party, to the extent such Taxes are not paid by the Third Party;

(e)       actual copayment waiver amounts uncollected or uncollectible debt amounts with respect to sales of the Licensed Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(f)       transportation costs, including insurance, for outbound freight related to delivery of Licensed Product to the extent included in the gross amount invoiced;

(g)       sales taxes, VAT, and other taxes directly linked to the sales of Licensed Product to the extent included in the gross amount invoiced; and

(h)       any other items actually deducted from gross invoiced sales amounts as reported by Biodexa in its financial statements in accordance with its Accounting Standards, applied on a consistent basis.

For purposes of this definition, a Licensed Product shall be considered “sold” and “deductions” allowed when recorded as invoiced in Biodexa’s financial statements prepared in accordance with the relevant Accounting Standards. Biodexa’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities. Instead, Net Sales shall be determined based on the gross amount received by such Affiliate or Sublicensee on resale of Licensed Products to a Distributor or another independent Third Party purchaser.

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1.67.       “Patents” shall mean: (a) patents and patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisionals of or to any of the foregoing; and (e) term extensions, supplementary protection certificates and the like.

1.68.       “Person” shall mean and include an individual, partnership, joint venture, limited liability company, a corporation, a firm, a trust, a university or academic center, an unincorporated organization and a government or other department or agency thereof.

1.69.       “Prosecution and Maintenance” or “Prosecute and Maintain” shall mean, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as handling the filing of divisionals, continuations, continuation-in-part applications, re-examinations, reissues, PCT and national stage applications, and requests for patent term extensions with respect to such Patent, together with the conduct of interferences, the defense of oppositions, inter partes reviews before the Patent Trial and Appeal Board (PTAB) and other similar proceedings with respect to the particular Patent and defense of declaratory judgment actions seeking to invalidate a Patent or declare a Patent to be unenforceable. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include enforcement actions taken to enforce a Patent right against a Third Party.

1.70.       “Regulatory Materials” means: all (a) applications (including all INDs, NDAs and other applications for Approval), registrations, licenses, authorizations and approvals (including Approvals and Approval Applications); (b) correspondence and reports submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and all supporting documents with respect thereto, including all regulatory drug lists and advertising and promotion documents; (c) supplements or changes to any of the foregoing following Approval; (d) adverse event files, complaint files and safety databases; and (e) clinical and other data contained or referenced in any of the foregoing; in each case ((a), (b), (c), (d) and (e)), relating to a Compound or Licensed Product.

1.71.       “Representatives” shall mean, with respect to a Person, the employees, consultants, officers, directors, representatives and permitted sublicensees and subcontractors of such Person.

1.72.       “Resale Registration Statement” shall have the meaning set forth in Section 6.2(b).

1.73.       “Royalty Term” shall have the meaning set forth in Section 6.1(f).

1.74.       “Signing Date” shall have the meaning set forth in the recitals.

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1.75.       “Sublicensee” shall mean a Person, other than an Affiliate or a Distributor, that is granted a sublicense by Biodexa or its Affiliate as provided in Section 2.2.

1.76.       “Taxes” means all forms of taxation, duties, levies and imposts and other similar impositions of any jurisdiction, whether central, regional or local (“taxes”) levied in relation to any payments made under this agreement.

1.77.       “Term” shall have the meaning set forth in Section 12.1.

1.78.       “Territory” shall mean all countries of the world.

1.79.       “Third Party” shall mean any Person other than a Party or any Affiliate of a Party.

1.80.       “Third Party Agreements” shall have the meaning set forth in Section 8.2(i).

1.81.       “Third Party Payments” shall have the meaning set forth in Section 6.1(d).

1.82.       “United States” or “U.S.” shall mean the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

1.83.       “Valid Claim” means, solely with respect to claims in a Licensed Patent involving the method-of-use of the Licensed Product (i) a claim of an issued and unexpired Licensed Patent that has not been disclaimed, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken (or no appeal was taken within the allowable time period) or (ii) a claim included in a pending (less than seven (7) years from its earliest priority date) patent application whether filed before or after the Effective Date and that has not been (a) canceled, (b) withdrawn from consideration, (c) finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken), or (d) abandoned or disclaimed.

1.84.       “VAT” means any value added, sales, purchase, turnover or consumption tax as may be applicable in any relevant jurisdiction, including value added tax chargeable under legislation implementing Council Directive 2006/112/EC.

1.85.       “Interpretation”:

(a)       When used in this Agreement the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, and “for example”, “e.g.”, “such as” and similar words or phrases are descriptive, not limiting.

(b)       Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)       All references to recitals, Articles, Sections, Exhibits, Schedules and Appendices shall be deemed references to recitals, Articles, Sections, Exhibits, Schedules and Appendices to this Agreement.

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(d)       This Agreement shall be deemed drafted jointly by the Parties hereto and shall not be specifically construed against a Party hereto based on any claim that such Party or its counsel drafted this Agreement.

Section 2
LICENSE GRANT

2.1.       Melior License to Biodexa. Subject to the terms and conditions of this Agreement, Melior hereby grants (on behalf of itself and its Affiliates) to Biodexa an exclusive (even to Melior and its Affiliates), royalty-bearing license, with the right to sublicense (through multiple tiers) provided in Section 2.2, under the Licensed Technology to Develop, Manufacture, Commercialize, and otherwise Exploit (including to make, have made, use, import, export, offer to sell and sell) the Compounds and Licensed Products in the Field in the Territory. For the avoidance of doubt, the Licensed Know-How is Confidential Information of Melior and is subject to the confidentiality and non-disclosure obligations under this Agreement.

2.2.       Biodexa Sublicense Rights. Biodexa shall have the right to grant sublicenses, in full or in part, under any and all rights licensed to Biodexa under Section 2.1 to its Affiliates and to any Third Party; provided that (a) any sublicense is consistent with and made subject to the terms and conditions of this Agreement, and (b) Biodexa shall remain responsible for performance of Biodexa’s obligations under this Agreement and shall be responsible for all actions of each such Sublicensee as if such Sublicensee were Biodexa hereunder, and provided further that within ten (10) days of the grant of any sublicense, Biodexa shall provide Melior with a true copy of such sublicense with financial and other confidential or proprietary commercial terms redacted (but only to the extent that such terms are not reasonably necessary for Melior to determine Biodexa’s compliance with this Agreement).

2.3.            In addition, no sublicense of rights granted by Melior to Biodexa under this Agreement may exceed the scope of rights granted by Melior to Biodexa hereunder. Biodexa shall require all sublicenses to be in writing and to: (a) include an agreement by the sublicensee to be bound by the terms and conditions of this Agreement, including an audit right by Melior of the same scope as provided in Section 6 and (b) acknowledge Melior’s right to enforce its rights in the Licensed Patents and Licensed Know-How as and to the extent expressly provided in this Agreement. As between Melior and Biodexa, Biodexa shall be responsible for the acts and omissions of its Sublicensees. In the event of the termination or expiration of this Agreement, all sublicense rights will terminate effective as of the termination or expiration of this Agreement.

2.4.       Subcontractors. Each Party shall ensure that each of its subcontractors accepts and complies with all of the terms and conditions of this Agreement, and such Party shall guarantee its subcontractors’ performance under this Agreement. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party.

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2.5.       Compliance With Law. Each of the Parties shall, and shall cause each of its Affiliates and Sublicensees and their respective Representatives to, perform its obligations under this Agreement in accordance with Applicable Law. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

2.6.       Transfer of IND. On the Effective Date, Melior hereby transfers and assigns to Biodexa the IND for the Licensed Product (075144) filed with the FDA by Melior or Bukwang with respect to the Licensed Product and, pursuant to Section 3 below, any information in Melior’s or Bukwang’s control requested by Biodexa and required for Biodexa to take over such IND sponsorship, or reasonably requested by Biodexa with respect to the Development and Manufacture of the Compound and Licensed Product. Upon Biodexa’s request and subject to Section 3, Melior shall provide to Biodexa (A) electronic copies of all filings with Governmental Authorities and all other material documents including communications, reports, white papers, supporting material and Manufacturing data generated by or on behalf of Melior with respect to the Compound or Licensed Product and (B) any other Know-How that is necessary or reasonably useful, for the Development, Manufacture or Commercialization of the Licensed Product, in each case, to the extent that such information was not previously provided by Melior to Biodexa.

2.7.       Responsibility for Compound Costs. Subject to the terms and conditions of this Agreement, Biodexa shall be solely responsible for all costs associated with the Phase IIa Study and shall promptly reimburse Melior for all patent costs and drug maintenance costs associated with the Compound during the Term.

2.8.       No Implied License. Except as expressly set forth in this Section 2, nothing in this Agreement shall grant any Party, and no Party shall have, any right or license under any intellectual property owned or Controlled by any other Party, by implication, estoppel or otherwise

2.9.       Effective Date. Notwithstanding anything to the contrary, following the Signing Date, the effective date of this Agreement (the “Effective Date”) will occur on the date that Biodexa first notifies Melior in writing that both of the following have occurred: (a) the execution and delivery of the Consulting Agreement by each of Biodexa and Zahed Subhan, a form of which is attached hereto as Exhibit F; and (b) the date on which the SEC first declares effective the Financing Registration Statement; provided, that, unless previously waived by Biodexa, the Effective Date shall not occur until Melior shall have delivered to Biodexa a fully executed copy of Amendment No. 6 to the Bukwang License.

Section 3
DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1.       Rights. Following the Effective Date, Biodexa shall use Commercially Reasonable Efforts, at its sole cost and expense but subject to the terms and conditions of this Agreement, to further Develop, Manufacture, Commercialize and otherwise Exploit the Compounds and Licensed Products in the Field in the United States and the European Union, and will have the sole authority and discretion to make any and all decisions (or take any and all actions) with respect to Develop, Manufacture, Commercialize and otherwise Exploit the Compounds and Licensed Products in the Field in the Territory, subject to its obligations in this Section 3. For clarity, Biodexa shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Field in the Territory and perform or cause to be performed all related services and, as between the Parties, Biodexa shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory.

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3.2.       Joint Development Committee.

(a)       Appointment of Representatives. As soon as practicable after the Effective Date, Biodexa shall appoint two (2) representatives and Melior shall appoint one (1) authorized representative (who shall initially be Zahed Subhan) for a joint development committee (each a “JDC Representative”). Each such party shall provide notice to the other as to the identity of the individual so appointed. Each JDC Representative shall be responsible for communications, other than legal notices, between the parties with respect to the subject matter of this Agreement. Each party may replace its JDC Representative(s) at any time for any or no reason by providing written notice to the other party.

(b)       Joint Development Committee. The JDC Representatives shall establish the Joint Development Committee consisting of the two (2) representatives from Biodexa and one (1) representative from Melior, such persons having significant responsibility for the to the development of MLR-1023, including preclinical and clinical programs.

(c)       The Joint Development Committee shall meet from time to time at mutually agreeable times by teleconference or in-person, but no less than semi-annually during the Term. The JDC Representatives shall set the agenda for each meeting, and each JDC Representative shall determine which regular members of Joint Development Committee and other representatives of such JDC Representative's party shall attend in light of the agenda. Each Party shall bear its own costs incurred in connection with participation in the Joint Development Committee. The JDC Representative from Biodexa shall prepare the meeting minutes whenever a Joint Development Committee is held.

(d)       Objective of the Joint Development Committee. The primary objective of the Joint Development Committee will be to oversee the MLR-1023 Program, and monitor and decide the needs or actions required relating to the development of MLR-1023, including preclinical and clinical programs by, but not limited to: providing a forum for protocol and development plan review; discussing the regulatory strategy, filing and activities; determining additional preclinical study or clinical study; coordinating the production of the Finished Product, Bulk Formulation and Bulk Drug Substance; and providing the budget for each of the above.

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Each Party agrees to give due consideration to any input received from the other Party at such Joint Development Committee meetings; provided, however, Biodexa shall have the final voting right if there is any conflict between Biodexa and Melior.

3.3.       Development Matters.

(a)       Development Plan. Biodexa shall be solely responsible for the creation and amendment of the Development Plan related to Biodexa’s planned Development of the Licensed Product for use in the Field in the Territory and Biodexa shall use its Commercially Reasonable Efforts to Develop the Licensed Product for use in the Field in the Territory in accordance with the Development Plan. Such Development Plan shall reflect that Biodexa shall conduct, at its expense, any pre-clinical and Clinical Trials necessary to receive and maintain Regulatory Approval (including registrations) to Commercialize the Licensed Product in the Field in the Territory.

(b)       Records, Reports and Information. Biodexa shall maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work. Such records shall properly reflect all work done and results achieved in the performance of the activities under the Development Plan in good scientific manner appropriate for regulatory purposes. Biodexa shall document all preclinical studies and Clinical Trials to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines. Biodexa shall provide copies of any such study reports (including copies of all toxicity, pharmacokinetics (PK) and pharmacodynamics (PD) reports to Melior within thirty (30) days after completion of each report.

(c)       Ownership and Transfer of Development Data. All data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), know-how and other results generated by or resulting from or in connection with the conduct of activities under the Development Plan, including relevant laboratory notebook information, screening data, Regulatory Materials and synthesis schemes, including descriptions in any form, data and other information (collectively, the “Development Data”), shall be owned solely by Biodexa, and deemed to be its Confidential Information.

3.4.       Technology Transfer. Promptly after the Effective Date, Melior shall (and shall cause its Affiliates to) cooperate with Biodexa (and its designees) and provide reasonable assistance and technology transfers to Biodexa (and its designees) to enable Biodexa (and its designees) to Develop, Manufacture, Commercialize and otherwise Exploit the Compounds and Licensed Products, including by (a) providing Biodexa (and its designees) reasonable assistance with respect to Development (including regulatory) and Manufacturing matters related to such Compounds and Licensed Products, and (b) providing Biodexa (and its designees) with reasonable access by teleconference or in person (as requested by Biodexa) to Melior personnel (and personnel of its Affiliates and Third Party subcontractors) involved in the Exploitation of Compounds or Licensed Products to assist Biodexa (and its designees) with Development (including regulatory) and Manufacturing matters and to answer questions related to such Compounds and Licensed Products.

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3.5.       Know-How Transfer.

(a)       Within thirty (30) days following the Effective Date and without limiting Section 4, Melior shall, and shall cause its Affiliates to, at its own cost and expense, disclose or deliver to Biodexa, to the extent not previously provided, copies of all data and information in Melior’s or any of its Affiliates’ possession and Control that constitutes Licensed Know-How or Regulatory Materials, including, but not limited to pharmacology, toxicology, preclinical testing, clinical testing, CMC data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control data, and any testing data for any Governmental Authority.

(b)       Furthermore, Melior shall: (a) provide Biodexa with access to any and all DMF in Melior’s or any of its Affiliates’ possession and Control relating to the manufacture of Bulk Drug Substance existing as of the Effective Date; and (b) reasonably cooperate with Biodexa in obtaining access to and letters of authorization to refer to the DMFs of Melior’s subcontractors which are, or will be, supplying any Bulk Drug Substance, Bulk Formulation, or Finished Product. Within thirty (30) days after the Effective Date, Melior shall provide Biodexa with copies of all documentation in Melior’s or any of its Affiliates’ possession and Control, including all correspondences between Melior and its subcontractors, regarding the manufacture of the Bulk Drug Substance or the Bulk Formulation which would be necessary or useful to assist Biodexa in the commercial production of Bulk Drug Substance or Bulk Formulation, or to support Approval of the Licensed Products.

3.6.       Technical Assistance. Melior shall, upon request by Biodexa, provide Biodexa with reasonable cooperation and assistance, consistent with this Agreement and in connection with the supply and transfer of the Licensed Technology. Biodexa shall pay third party costs reasonably incurred by Melior in the course of providing assistance under this Section 3.6.

3.7.       Manufacturing Technology Transfer. Promptly after the Effective Date, the Parties shall develop a plan for transitioning the Manufacturing of Compounds and Licensed Products to Biodexa or its designee (which designee may be an Affiliate, Sublicensee or a Third Party manufacturer) (the “Manufacturing Transfer Plan”), which Manufacturing Transfer Plan shall leverage Melior’s existing Third Party manufacturers and its licensee, Bukwang. Melior shall, and shall cause its Third Party manufacturers and Bukwang to, transfer to Biodexa or its designee all Licensed Know-How relating to the Manufacture of the Compounds and Licensed Products and all intermediates and components thereof, including, for clarity, the then-current process for the Manufacture of the Compounds and Licensed Products, as well as any improvements or enhancements to such processes (the “Manufacturing Process”) and provide such support as may be necessary or reasonably useful to Biodexa or its designee to use and practice the Manufacturing Process, in each case, in accordance with the Manufacturing Transfer Plan

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3.8.       Melior Obligations. Melior’s obligations to provide assistance under Sections 3.3 through 3.7, without reimbursement from Biodexa, are capped at a maximum of one-hundred (100) FTE hours to be utilized within one hundred and eighty (180) days following the Effective Date, and any such further support shall be charged at the FTE Rate. Melior is under no obligation to procure the assistance of any person other than its employees and existing consultants. Melior shall invoice Biodexa for any reimbursable FTE hours described above within sixty (60) days following provision of such support to Biodexa. Biodexa shall pay the amounts payable under any such invoice within thirty (30) days. External costs are to be reimbursed by Biodexa shall be invoiced separately by Melior upon Melior’s receipt of the applicable Third Party’s invoice. For the avoidance of doubt, any external third-party costs incurred by Melior as a result of services rendered to Melior prior to the Effective Date shall be for Melior account and shall be settled by Melior.

Section 4
REGULATORY

4.1.       Regulatory Matters Generally.

(a)       Regulatory Materials. As between the Parties, following the Effective Date, Biodexa will own all right, title and interest in and to any and all Regulatory Materials for Compounds and Licensed Products, and all such Regulatory Materials will be held in the name of Biodexa or its designated Affiliate, Sublicensee or designee. Melior shall as promptly as reasonably practicable, following the Effective Date, subject to any relevant regulatory timelines or required regulatory consent procedures, transfer to Biodexa all Regulatory Materials in the possession and Control of Melior or its Affiliates that relate to one or more Compounds or Licensed Products (including all ownership and rights thereto). Melior (on behalf of itself and its Affiliates) shall and does hereby assign to Biodexa all of its and its Affiliates’ right, title and interests in and to all such Regulatory Materials and all data and information associated with the Compounds or Licensed Products, including clinical data with respect to any prior or ongoing clinical trials. In connection with the foregoing, Melior shall execute all documents and take all actions, including any additional filings with the relevant Governmental Authorities, as are necessary or otherwise reasonably requested by Biodexa to vest all ownership and rights in and to such Regulatory Materials (including Approvals) with Biodexa and to reflect Biodexa as the holder of all such Regulatory Materials.

(b)       Regulatory Responsibilities. As between the Parties, following the Effective Date, Biodexa shall have the sole right and decision-making authority with respect to the preparation, submission and maintenance of all Regulatory Materials (including to obtaining Approvals) with respect to the Compounds and Licensed Products and shall have sole control over all interactions with the applicable Governmental Authority (including written communications and meetings with Governmental Authorities, safety management and adverse event reporting to the appropriate Governmental Authorities concerning Licensed Products and Compounds).

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4.2.       Ownership. All Approval Applications and Approvals, including Marketing Approvals, relating to the Licensed Products in or for the Territory shall be owned by Biodexa. As between the Parties, any such Approval Applications, Approvals, supporting documentation and data, including data obtained in connection with all Clinical Trials and other related studies, is owned by Biodexa and shall be treated by the Parties as Confidential Information of Biodexa and subject to the use and disclosure restrictions (and exceptions and authorizations) set forth in Section 9.

4.3.       Right of Reference. Melior hereby grants to Biodexa the right of reference to any and all Regulatory Materials Controlled by Melior or Bukwang that relate to Compounds and Licensed Products in the Field in the Territory for the purposes set forth in this Agreement. Except as provided in Section 3.5 above, Biodexa shall bear the reasonable costs and expenses of Melior associated with providing the right of reference pursuant to this Section 4.3.

4.4.       Safety Information. The Parties shall establish and implement a procedure for the mutual exchange of adverse effects reports and safety information concerning the Licensed Product to compliance with Applicable Laws and regulatory guidelines. The details of the operating procedure shall be separately agreed by the parties.

Section 5
Reports

5.1.       Bi-Yearly Reports. Each of Biodexa and Melior shall meet, within thirty (30) days following each calendar year, to discuss material developments with respect to the Development of the Licensed Product in the Territory.

Section 6
PAYMENT; PAYMENT TERMS; BOOKS AND RECORDS;
AUDITS; TAXES; PAYMENT CURRENCY

6.1.       Royalties. Subject to the terms and conditions of this Agreement, Biodexa shall pay Melior the amounts set forth in this Section 6.1(a) as consideration for the rights granted to Biodexa under this Agreement:

(a)       Royalty Rates. During the applicable Royalty Term, Biodexa shall pay royalties to Melior on the aggregate annual Net Sales of such Licensed Product sold in the Territory by Biodexa, its Affiliates or its Sublicensees at the applicable rates set forth below:

Net Sales of Licensed Product	Royalty Rate
On the portion of annual Net Sales of Licensed Product in the Territory equal to or less than $[***]	[***]%
On the portion of annual Net Sales of Licensed Product in the Territory greater than $[***] and equal to or less than $[***]	[***]%
On the portion of annual Net Sales of Licensed Product in the Territory greater than $[***]	[***]%

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(b)       Royalty Conditions. The royalties under Section 6.1(a) shall be subject to the following conditions:

(i)       only one (1) royalty shall be due with respect to each unit of Licensed Product, without regard to whether there is more than one Valid Claim of a Licensed Patent Covering such Licensed Product; no royalties shall be due upon the sale or other transfer of Licensed Product among Biodexa, its Affiliates and Sublicensees, but in such cases the royalty shall be due and calculated upon Biodexa’s, its Affiliate’s or Sublicensee’s Net Sales of Licensed Product to the first independent Third Party; and

(ii)       the Net Sales of Licensed Product sold in a country in the Territory after the expiration of the Royalty Term in such country shall not be included in the calculation of aggregate annual Net Sales to determine the applicable royalty payment.

(c)       Royalty Reductions.

(i)       Competing Generic. Each Party shall notify the other as promptly as practicable if, during the Royalty Term, it becomes aware of an Approval being issued to sell a Competing Generic in the Territory. Subject to Section 6.1(c)(iii), on a country-by-country basis, if one or more products being sold in a particular country during a Calendar Quarter are Competing Generics for which all such Competing Generics exceed 25% of the market for all such Competing Generics and Licensed Products combined (calculated on a unit volume basis) in any Calendar Quarter in such country, then the royalty rate otherwise applicable to the Net Sales of Licensed Product in such country during such Calendar Quarter and thereafter shall be reduced by fifty percent (50%), starting with the Calendar Quarter in which the first sale of such Competing Generic reaches the above threshold in such country. All determinations of the unit equivalent volume of sales shall be identified and calculated based on relevant information published by a reputable Third Party data source such as IQVIA, any successor to IQVIA, or any other similar Third Party source reasonably agreed upon by the Parties. For purposes of clarity, in any Calendar Quarter during which there are sales of a Competing Generic, the applicable royalty reduction shall be effective beginning in the Calendar Quarter in which the sales of such Competing Generic reaches the above threshold in such country. A quarterly true-up will occur following the completion of any such Calendar Quarter to ensure any balances owed/due have been settled.

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(ii)       In no event shall the royalty reductions described in this Section 6.1, alone or together, reduce the royalties payable by Biodexa for a Licensed Product in a country in any given Calendar Quarter to less than fifty percent (50%) of the amounts payable by Biodexa for such Calendar Quarter in Section 6.1(a) (without giving effect to any royalty deductions); provided, however, that to the extent Biodexa cannot deduct any amounts because of this Section 6.1(c)(ii), Biodexa may deduct such amounts from royalties payable in future Calendar Quarters, subject to the limitation set forth in this Section 6.1(c)(ii).

(d)       Third Party Payments. In the event that Biodexa, acting reasonably and in good faith, determines that a Third Party license to Third Party Rights is necessary in order to advance the Development, Manufacture, Commercialization or Exploitation of a Licensed Product in a particular country without infringing any Third Party patent(s) and, pursuant to the terms of such license (having been negotiated at arms’ length and in good faith) owes upfront payments, milestone payments or royalties to such Third Party in order to obtain such license or right under a Third Party Right (“Third Party Payments”), Biodexa shall be entitled to deduct from Royalties payable under Section 6.1(a) in respect of such country (after application of any adjustments pursuant to Section 6.1(c)) fifty percent (50%) of such Third Party Payments in the applicable country only. In no event will the deductions under this Section 6.1(d) reduce the royalties otherwise payable under Section 6.1(a) (prior to application of any adjustments pursuant to Section 6.1(c)) by more than fifty percent (50%); it being understood and agreed that any amounts not applied to reduce royalties shall be carried forward to future periods for application.

(e)       Report and Payment. Biodexa shall, within thirty (30) days following the end of each Calendar Quarter, commencing with the First Commercial Sale of a Licensed Product in the Territory, provide to Melior a written report showing the total Net Sales of Licensed Products in the Territory for that Calendar Quarter stated in U.S. Dollars and the royalties due thereon. Such report shall include the gross amount invoiced by Biodexa or any of its Affiliates or Sublicensees to any third party for the sale to such third party of Licensed Products; the type and amount of all deductions and offsets allocated with respect to such sale of Licensed Products; the calculation of Net Sales, including the applicable royalty rate; the calculation of sublicensing revenue, including the type and amount of all Sublicensee payments; the exchange rate used for calculating any royalties and sublicensing revenue; and such other particulars as are reasonably necessary for an accurate accounting of the payments due pursuant to this Agreement.

(f)       Upon receipt of each report, Melior shall issue an invoice to Biodexa for the applicable royalty payment. Invoices shall be issued by Melior and paid by Biodexa in accordance with this Section 6. With respect to Net Sales of Licensed Products invoiced in a currency other than U.S. Dollars, such amounts and the royalty amounts payable under this Agreement shall be expressed in U.S. Dollars equivalent calculated based on the rate of exchange in effect on the last business day of the Calendar Quarter to which the payment relates as required in the Wall Street Journal.

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(g)       Expiration of Royalty Obligations. Biodexa’s obligation to pay the royalty as provided in Section 6.1(a), subject to Section 6.1(c), commences on the date of Launch of a Licensed Product in such country and expires upon the earlier of (i) termination of this Agreement with respect to such country under Section 12.2 or (ii) on a country-by-country basis after the expiration of the last-to-expire Valid Claim of any such Licensed Patents in such country (as applicable, on a country-by-country basis, the “Royalty Term”). Upon the expiration of the Royalty Term for the applicable country resulting in termination of Biodexa’s obligation to pay the royalty for all Licensed Products Launched in a given country (in no case to include any termination of this Agreement pursuant to Section 12.2), Biodexa shall have a fully paid-up, royalty-free, perpetual, irrevocable, exclusive, sublicensable (through multiple tiers), transferable license in such country under the Licensed Technology to make, have made, use, have used, sell, offer for sale, have sold, import, have imported and otherwise Commercialize the Licensed Product in the Field in such country.

6.2.       Biodexa Equity.

(a) Subject to the terms and conditions of this Agreement following the Effective Date, Biodexa shall issue to Melior, on the fifth (5th) Business Day following the declaration of the effectiveness of the Financing Registration Statement by the SEC, a number of ADSs equal to 9.9% of the Ordinary Shares of Biodexa (calculated on a Fully-Diluted basis as of such Business Day); it being understood and agreed that 50% of such ADSs shall be paid directly to Bukwang pursuant to Amendment No. 6 to the Bukwang License (a copy of which is attached as Exhibit G). Melior covenants and agrees to hold all such ADSs strictly in accordance with the terms and conditions of the Lock-Up Agreement.

(b) On or prior to the ninetieth (90th) day following the date upon which the SEC declares the Financing Registration Statement effective pursuant to the Securities Act of 1933, amended, Biodexa will file a Registration Statement on Form F-1 under the Securities Act of 1933, as amended (the “Resale Registration Statement”) with the SEC to register all of the ADSs issued to Melior pursuant to Section 6.2(a) and provide for shelf registration of such ADSs under SEC Rule 415.

6.3.       Exclusive of VAT and Other Indirect Taxes. All amounts payable under or in connection with this Agreement are exclusive of VAT and any other indirect taxes. Any VAT or any other indirect taxes payable on the consideration shall be paid at the same time as the payment or provision of the consideration to which it relates. Such VAT or any other indirect taxes amounts shall be invoiced in addition to charges under the Agreement insofar as this is required under statutory provisions. Biodexa agrees to pay in accordance with Section 6.1 all such VAT and any other indirect taxes properly invoiced in accordance with the relevant law and regulations in force at the time of making the supply. Insofar as legislation makes provisions for exemptions, the Parties shall use their best endeavors to utilize such exemptions.

6.4.       Payments. Melior shall provide invoices to Biodexa for amounts due from Biodexa to Melior hereunder. Each invoice will identify the basis for which it seeks reimbursement. The Parties will work together in good faith to establish processes to facilitate the timely invoicing and payment of invoices to meet the timelines described in this section.

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6.5.       Books and Records. Biodexa shall, and shall cause each of its Affiliates and Sublicensees to (to the extent applicable), keep complete, true and accurate books and records in accordance with the defined Accounting Standards. Such parties will keep such books and records for at least three (3) years following the end of the Calendar Year to which they pertain. Such books of accounts shall be kept at Biodexa’s or its Affiliate’s or Sublicensee’s principal place of business. Each such party shall, and shall cause each of its Affiliates to, permit auditors, as provided in Section 6.6, to visit and inspect, during regular business hours and under the guidance of employees of the party being inspected, or to inspect through an online portal, and to examine the books of account of such party or such Affiliate.

6.6.       Audits. Melior shall have the right to engage an independent accounting firm reasonably acceptable to Biodexa, at Melior’s expense, which shall have the right, upon reasonable (no less than thirty (30) days’) prior written notice, to examine in confidence such books and records; provided, however, that Melior shall not be entitled to exercise such right more than once per Calendar Year and shall not be permitted to audit any period more than once. Such examination shall be conducted and shall take place, and Biodexa shall make such books and records available in the manner reasonably requested by the accounting firm, (i) during normal business hours at the facility(ies) where such books and records are maintained or (ii) through an online portal, as requested by the accounting firm. The independent accounting firm will prepare and provide to each Party a written report that is limited to a statement as to whether the reports submitted and amounts paid for the audited period were correct or incorrect and the amounts of any discrepancies. In the event there was an underpayment by Biodexa hereunder, Biodexa shall promptly (but in no event later than ten (10) days after its receipt of the independent auditor’s report so concluding) make payment to Melior of any shortfall by wire transfer. In the event that there was an overpayment by Biodexa hereunder, Melior shall promptly (but in no event later than ten (10) days after Melior’s receipt of the independent auditor’s report so concluding) refund to Biodexa the excess amount by wire transfer in U.S. Dollars. In the event of any underpayment by Biodexa resulting in a cumulative discrepancy during the audited period in excess of five percent (5%), the reasonable expenses of the independent accounting firm in connection with such audit shall be borne and promptly paid by Biodexa.

6.7.       Accounting Standards. All costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with Accounting Standards, as generally and consistently applied by the Parties.

6.8.       Taxes. Subject to this Section 6.8, if any taxes are required by applicable law to be withheld by Biodexa, Biodexa shall: (a) deduct such taxes from the payment made to Melior; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to Melior; and (d) reasonably assist Melior in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances. Each Party shall provide and make available to the other Party any exemption certificates, resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and any other information reasonably requested by the other Party to support the provisions of this Section, including the appropriate organization of invoice formats and supporting documents to allow maximization of reclamation of VAT and other transaction taxes paid.

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6.9.       Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in U.S. Dollars. In the event that Biodexa or its Affiliates or Sublicensee receives payment in respect of Net Sales in a currency other than U.S. Dollars, the relevant amount payable shall be calculated in U.S. Dollars based on the rate of exchange in effect on the payment date in the Wall Street Journal.

Section 7
INTELLECTUAL PROPERTY

7.1.       Background IP. All right, title and interest in each Party’s Background IP shall remain solely with such respective Party. Except for the licenses expressly granted in this Agreement, no license, right, title or interest to a Party’s Background IP is transferred or granted to the other Party under this Agreement or through the performance of activities hereunder.

7.2.       Invention Ownership. Subject to the terms and conditions of this Agreement, (a) all inventions relating to the Compound and/or Licensed Product, or a method of use or method of manufacture thereof that are conceived, discovered, developed or otherwise made solely by employees, agents or independent contractors of Biodexa or any of its Affiliates on or after the Effective Date and during the Term shall be owned exclusively by Biodexa and (b) all inventions relating to the Compound and/or Licensed Product, or a method of use or method of manufacture thereof that are conceived, discovered, developed or otherwise made solely by employees, agents or independent contractors of Melior or any of its Affiliates on or after the Effective Date and during the Term shall be owned exclusively by Melior; provided, that Biodexa shall be entitled to use such inventions, which shall be deemed included in the Licensed Technology, including any such improvements thereto. The Parties shall jointly own all inventions conceived, discovered, developed or otherwise made jointly by the Parties, and shall jointly own all Patents Covering jointly-owned inventions (the “Joint Patents”) subject to Biodexa’s Prosecution and Maintenance thereof under Section 7.3(c). Determination of inventorship shall be made in accordance with the laws of the jurisdiction in which such invention was conceived, discovered, developed or otherwise made. Except to the extent restricted by the licenses and other rights granted to the other Party under this Agreement or any other agreement between the Parties, each Party, as joint owners, shall be entitled to practice, license, assign and otherwise exploit (subject the licenses granted under Section 2 and Section 6.1(f)) its interest in the jointly owned inventions or Joint Patents without the duty of accounting or seeking consent from the other Party.

7.3.       Patent Prosecution and Maintenance.

(a)       Generally. As between the Parties and subject to this Section 7, Biodexa shall be responsible for Prosecuting and Maintaining those Patent Rights that it or its Affiliates own or Control. Responsibilities for Prosecuting and Maintaining any matter set forth in this Section 7.3 shall be subject to any applicable enforcement rights set forth in Section 7.4. Biodexa shall have the sole right to determine which of the Licensed Patents shall be listed in the Orange Book for the Licensed Product in the Field.

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(b)       Licensed Patents.

(i)       Generally. At all times during the Term, Biodexa shall Prosecute and Maintain the Licensed Patents and shall not abandon, disclaim or otherwise render unenforceable any Licensed Patents unless Biodexa provides sixty (60) days prior written notice to Melior. Biodexa shall provide Melior, for its review and comment, with drafts of any material filings or responses to be made to any patent authority with respect to Licensed Patents at least thirty (30) days in advance of intended submission, and shall provide Melior with copies of material filings with and communication from patent authorities with respect to Licensed Patents. Biodexa shall reasonably consider in good faith any comments received from Melior relating to the Prosecuting and Maintaining of the Licensed Patents. Biodexa shall notify Melior of any decision to cease Prosecuting and Maintaining any Licensed Patents. Biodexa shall provide such notice at least sixty (60) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patent. In such event, Melior may elect to assume the Prosecution and Maintenance of such Licensed Patent, at Melior’s own expense. Following such approval, Melior shall Prosecute and Maintain such Patent Rights without further involvement (except as reasonably requested by Biodexa) of Biodexa.

(ii)       Each Party shall provide the other Party all reasonable assistance and cooperation in the prosecution efforts under this Section 7.3(b) including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(iii)       At the Effective Date, Biodexa, at its sole cost and expense, shall retain Melior’s current patent counsel, Paul K. Legaard, Ph.D., to advise Melior and Biodexa on a joint-representation basis for the Prosecution and Maintenance of the Licensed Patents; it being understood that Biodexa shall be entitled, at its sole cost and expense, to retain additional patent counsel for the Prosecution and Maintenance of the Licensed Patents, and in all cases shall consult with Melior and seek its reasonable input regarding all such Prosecution and Maintenance.

(c)       Joint Patents. Biodexa shall have the initial right to Prosecute and Maintain each Joint Patent at Biodexa’s sole expense. Biodexa shall provide Melior, for its review and comment, with drafts of any material filings or responses to be made to any patent authority with respect to Joint Patents at least thirty (30) days in advance (to the extent practicable) of intended submission, and shall provide Melior with copies of material filings with and communication from patent authorities with respect to Joint Patents. Biodexa shall reasonably consider incorporating Melior’s timely provided comments thereto. If Biodexa decides not to file an application for Joint Patents, or to cease the prosecution or maintenance of any Joint Patent, it shall notify Melior in writing sufficiently in advance so that Melior may, at its discretion, assume the responsibility for the drafting, prosecution and/or maintenance of such Joint Patent at Melior’s cost and expense.

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7.4.       Infringement.

(a)       Enforcement. In the event that either Party becomes aware of actual or threatened infringement of a Patent included within Licensed Patents by a Third Party, that Party will promptly notify the other Party in writing. Biodexa shall have the sole right, but not the obligation, to bring, at its own expense, any action that it believes is reasonably required to protect (e.g., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the IP rights of the Licensed Patents in the Field in the Territory, at its own cost. In any event, Melior and Biodexa shall provide reasonable assistance to one another and will reasonably cooperate in any such litigation at the other’s request without expense (other than reimbursement of out-of-pocket expenses) to the requesting Party. The Parties will keep one another informed of the status of their respective activities regarding any litigation or settlement thereof including providing the other Party with a reasonable opportunity to comment regarding such activities.

(b)       Settlements. Biodexa shall not settle an action brought pursuant to Section 7.4(a) without first obtaining Melior’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement would admit or concede that any aspect of the Licensed Patents is invalid or unenforceable or which would require specific performance by Melior or require Melior to incur new monetary obligations.

(c)       Recoveries. Melior and Biodexa shall each first recoup their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party. In the event that Biodexa brings the action against a Third Party, any remainder of the recovery attributable to infringement of any Licensed Patent in the Field will be treated as Net Sales of the applicable Licensed Product and subject to the royalties and Milestone Payments payable hereunder, if any.

Section 8
REPRESENTATIONS AND WARRANTIES

8.1.       Mutual Representations and Warranties. Each of Melior and Biodexa represents and warrants to the other as follows:

(a)       it is duly organized and validly existing under the Applicable Laws of its jurisdiction of incorporation or organization;

(b)       it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

(c)       the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents;

(d)       this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Applicable Law relating to or affecting creditors’ rights generally and by general equitable principles;

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(e)       neither it nor any of its Affiliates, nor, to its knowledge, any of their respective officers, directors, employees or agents has been (i) debarred under Subsection (a) or (b) of Section 306 of the Act or (ii) debarred by the FDA under the provisions of the Generic Drug Enforcement Act of 1992, as amended, or any other Applicable Laws; and

(f)       no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement.

8.2.       Representations and Warranties of Melior. Melior additionally represents and warrants to Biodexa as follows:

(a)       Melior is the owner of, or has exclusive rights (with rights of sublicense as provided hereunder) to, the Licensed Technology for purposes of Developing, Manufacturing and Commercializing the Licensed Product in the Field;

(b)       Melior has not granted rights to any Person which would violate the terms of or its obligations under this Agreement, or otherwise cause Melior to breach or violate any agreement with any Person upon execution hereof;

(c)       effective as of the Effective Date, Melior will be the sole and exclusive owner of the Licensed Technology;

(d)       the Licensed Technology is free and clear of all liens, encumbrances or restrictions of any kind;

(e)       Melior does not have actual knowledge of, nor has it received any written notifications from any Person claiming that, any additional licenses or other intellectual property rights are necessary to exploit the Licensed Technology or otherwise conduct the activities contemplated to be conducted by either Party under this Agreement with respect to the Licensed Technology;

(f)       there are no additional licenses under any intellectual property that is owned or Controlled by Melior or its Affiliates as of the Effective Date that would be required in order for Biodexa to further Develop, Manufacture and Commercialize any Licensed Product as of the Effective Date;

(g)       to Melior’s knowledge and belief, the Licensed Technology represents all of the Intellectual Property reasonably necessary for the Development, Manufacture and Commercialization of any Licensed Product as of the Effective Date;

(h)       Exhibit A sets forth a true, correct and complete list of all Patents included in the Licensed Technology that are pending or issued as of the Effective Date that pertain to the Manufacture, Development, Commercialization or other use of a Licensed Product, indicating for each whether such Patent is owned by Melior or licensed by Melior from any Person (other than an Affiliate), and if licensed, identifies the licensor or sublicensor from which such Patents are licensed;

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(i)       Exhibit D sets forth a true, correct and complete list of all material agreements, contracts, or other arrangements between Melior or any of its Affiliates and any Person (i) with which Melior or any of its Affiliates has acquired rights to the Licensed Technology or (ii) which restrict the ability of Biodexa to Develop, Manufacture, or Commercialize the Licensed Products (collectively the “Third Party Agreements”). Melior is in compliance in all material respects with the terms of the Third Party Agreements and is not in default in any material way or material breach under any such Third Party Agreement. To Melior’s knowledge and belief, no facts exist that would give any Person the right to terminate a Third Party Agreement, and to Melior’s knowledge and belief, no such Persons are in default or material breach of any such Third Party Agreement; and

(j)       Melior does not have knowledge, and has not received any written notifications from any Person alleging, that (i) any of the Licensed Technology existing as of the Effective Date is invalid or unenforceable, or (ii) the practice of the Licensed Technology in connection with Biodexa’s activities and/or obligations under this Agreement would infringe any intellectual property rights of a Third Party.

8.3.       Covenants

(a)       Compliance with Applicable Law. Each Party hereby covenants and agrees to comply with Applicable Law in performing its activities under or in connection with this Agreement, including those associated with the Development, Manufacture and Commercialization (as applicable) of the Licensed Product.

8.4.       No Guarantee of Success. Except as otherwise specifically provided in this Agreement, neither of the Parties makes any representations or warranties, express, implied, statutory or otherwise, concerning the success or potential success of the Development or Commercialization of the Licensed Product.

8.5.       DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY, AND SCOPE OF THE LICENSED PATENTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE, OR LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED PRODUCTS, LICENSED KNOW-HOW, AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY EITHER PARTY, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE. WITHOUT LIMITATION TO THE FOREGOING, NEITHER PARTY WILL HAVE ANY LIABILITY WHATSOEVER TO THE OTHER PARTY OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON THE OTHER PARTY OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF A LICENSED PRODUCT, OR THE PRACTICE OF THE LICENSED PATENTS; (B) THE USE OF OR ANY ERRORS OF OMISSIONS IN ANY KNOW-HOW, TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY MELIOR; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

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Section 9
CONFIDENTIALITY

9.1.       Confidentiality. The Parties agree that during the Term, and for a period of seven (7) years thereafter, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except as otherwise expressly permitted below, and (c) not use such Confidential Information for any purpose except performing its obligations and exercising its rights under this Agreement to Manufacture, Develop and Commercialize the Licensed Product.

(a)       Permitted Disclosures. The receiving Party shall have the right to disclose any Confidential Information of the disclosing Party if, in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is necessary to comply with the terms and conditions of this Agreement, or the requirements of any law or rule imposed by the SEC or any securities exchange or other Applicable Law, but only to the extent of such necessity or requirements; and no such disclosure shall cause any such information to cease to be Confidential Information hereunder, except to the extent such disclosure results in a public disclosure of such information. Where reasonably possible, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure of Confidential Information pursuant to the preceding sentence sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action the disclosing Party may deem to be appropriate to protect the confidentiality of the Confidential Information, including redaction of Confidential Information from any documents which may be submitted pursuant to such disclosure.

(b)       Permitted Use. Except as set forth above, each Party agrees that it shall provide or permit access to Confidential Information of the other Party only to (i) the receiving Party’s attorneys, independent accountants and financial advisors for the sole purpose of enabling such attorneys, independent accountants and financial advisors to provide advice to the receiving Party, (ii) the receiving Party’s Affiliates, directors, officers, employees, consultants, advisors and permitted subcontractors and sublicensees, and to the directors, officers, employees, consultants, advisors and permitted subcontractors and sublicensees of such Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it by this Agreement, and (iii) the receiving Party’s prospective or actual acquirers, merger partners, lenders or investors who have a need to know such Confidential Information in connection with prospective or actual acquisition or financing transactions; provided, that in each case the Person to whom Confidential Information is being disclosed under (i) to (iii) is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and nonuse of the receiving Party pursuant to this Section 9.1; and provided, further, that each Party shall remain responsible for any failure by any such Person to treat such Confidential Information as required under this Section 9.1.

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(c)       Equitable Relief. Each Party acknowledges that a Party in breach of any of its obligations under this Section 9.1 may cause the non-breaching Party irreparable harm, for which monetary damages may be an inadequate remedy. Therefore, notwithstanding anything to the contrary in this Agreement in the event of any such breach, the non-breaching Party shall be entitled, in addition to any other remedy available to it under this Agreement, at law or in equity, to seek injunctive relief, including an accounting for profits, specific performance of the terms hereof and other equitable relief for such breach.

9.2.       Publicity. Subject to disclosures required by Applicable Law, neither Party shall make a public announcement relating to the execution of this Agreement without the prior written consent of the other Party, and the Parties shall cooperate in the content and issuance of any such approved announcement. In addition, each Party may from time to time redisclose information which was previously disclosed in accordance hereto without prior written consent of the other Party. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved in writing by both Parties; provided, that any disclosure which is required by Applicable Law or the rules of the SEC or any securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and the disclosing Party shall provide the other Party a reasonable opportunity to comment on the proposed disclosure, including on redactions to documents submitted therewith, such comments to be considered in good faith; provided further, that any publication or disclosure by one party shall not mention the other party by name without such other party’s prior written consent. Notwithstanding the foregoing, nothing in this Agreement is intended to limit Biodexa’s ability or independence to market the Licensed Product in the Field in the Territory in its sole discretion, and to issue press releases or other public announcements of the Launch of a Licensed Product in a country or countries within the Territory, which such press releases would not require the consent of Melior.

9.3.       Destruction of Confidential Information. Upon the termination of this Agreement for any reason in its entirety prior to the end of the Royalty Term, upon the written request of a Party, the non-requesting Party shall promptly destroy (and confirm such destruction in writing to the requesting Party), at the non-requesting Party’s sole cost and expense, all copies in its possession or control of any Confidential Information of the requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (a) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (b) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s document retention, automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard policies and procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1.

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Section 10
INDEMNITY

10.1.       Indemnification of Biodexa. From and after the Effective Date, Melior agrees to defend, indemnify and hold harmless Biodexa, its Affiliates and their respective directors, officers, employees and agents (the “Biodexa Indemnified Parties”) against and in respect of Losses payable to Third Parties, in connection with any Third Party action, suit, proceeding or claim (each, a “Claim”) caused by, resulting or arising from (a) the gross negligence or wrongful intentional acts (or omissions thereof) of Melior, its Affiliates, or its or their respective directors, officers, employees and agents, in connection with Melior’s performance of its obligations or exercise of its rights under this Agreement; (b) personal injury or death or other damages arising from Melior’s gross negligence in conducting all Clinical Trials; and (c) breaches by Melior of any representation, warranty or covenant contained in this Agreement, in each case except to the extent such Losses result or arise from Losses subject to indemnification by Biodexa pursuant to Section 10.2.

10.2.       Indemnification of Melior. From and after the Effective Date, Biodexa agrees to defend, indemnify and hold harmless Melior, its Affiliates and its or their respective directors, officers, employees and agents (the “Melior Indemnified Parties”) against and in respect of Losses payable to Third Parties, in connection with any Claim caused by, resulting or arising from (a) the gross negligence or wrongful intentional acts (or omissions thereof) of Biodexa, its Affiliates and Sublicensees, or its or their respective directors, officers, employees and agents, in connection with Biodexa’s performance of its obligations or exercise of its rights under this Agreement; (b) breaches by Biodexa of any representation, covenant or warranty contained in this Agreement; (c) Biodexa or its Affiliates or Sublicensee’s Development and Commercialization of the Licensed Products (including Claims alleging the Manufacture or Commercialization of the Licensed Product infringes or misappropriates Third Party IP other than the Licensed Technology); (d) personal injury or death or other damages arising from conduct of clinical studies or other activities by Biodexa involving the Development of the Licensed Product following the Effective Date; and (e) any use, sale, or other disposition of Licensed Products or any other products made by use of the Licensed Patents or Licensed Know-How by Biodexa, its Affiliates or Sublicensees, in each case, except to the extent such Losses result or arise from Losses subject to indemnification by Melior pursuant to Section 10.1.

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10.3.       Indemnification Procedure.

(a)       Notice. All claims for indemnification under Section 10.1 or Section 10.2 shall be made solely by the applicable Party to this Agreement (the “Indemnitee”), and the Indemnitee shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, which notice must contain a description of the Claim and the nature and amount of the applicable Losses (to the extent that the nature and amount of such Losses are known at such time). The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under Sections 10.1 or Section 10.2 if and to the extent the Indemnitor is actually and materially prejudiced thereby.

(b)       Defense. Subject to the terms of this Agreement, at its option, the Indemnitor shall have the right to assume the sole control of the defense or settlement of any Claim solely for monetary damages by giving written notice to the Indemnitee within ten (10) days after the Indemnitor’s receipt of a Claim notice under Section 10.3(a). The assumption of the defense of a Claim by the Indemnitor shall be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Claim. Regardless of whether the Indemnitor chooses to defend or prosecute any Claim, the Indemnitee shall, and shall cause each Melior Indemnified Party or Biodexa Indemnified Party, as applicable, to, cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification, including by (a) delivering to the Indemnitor all original notices and documents (including court papers) received by the Indemnitee in connection with the Claim, and (b) furnishing such records, information and testimony, and providing such witnesses and attending such conferences, discovery proceedings, hearings, trials and appeals, in each case, as may be reasonably requested in connection with such Claim. In the case where the Indemnitor has assumed the defense of any Claim pursuant to this Section 10.3, the Indemnitee may participate in, but not control, at its sole cost and expense (subject to the following sentence), the Indemnitor’s defense of any Claim with counsel of the Indemnitee’s own selection. Should the Indemnitor assume the defense of a Claim, the Indemnitor shall not be liable to the Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the analysis, defense or settlement of the Claim unless (i) specifically approved in writing by the Indemnitor or (ii) the interests of the Indemnitor and Indemnitee with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles. For clarity, if the Indemnitee has the right to control the defense of a Claim pursuant to this Section 10.3, the Indemnitee shall be entitled to control such Claim, without limiting the Indemnitor’s responsibility for Losses under Section 10.1 or Section 10.2, as applicable.

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(c)       Settlement; Losses. With respect to any Losses relating solely to the payment of money damages in connection with a Claim and that shall not result in the Indemnitee’s becoming subject to injunctive or other relief and as to which the Indemnitor shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnitor shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnitor, in its sole discretion, shall deem appropriate. With respect to all other Losses, the Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. If the Indemnitor has assumed the defense of a Claim, the Indemnitee shall not settle or compromise such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume the defense of a Claim: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in Section 10.1 or Section 10.2. For clarity, if a Claim, or the events giving rise to or resulting in such Claim, are subject to Article 7 and Section 10.1 or Section 10.2, then Article 7 shall apply with respect to the defense of such Claim and Section 10.1 or Section 10.2, as applicable, shall apply with respect to the allocation of financial responsibility for the related Losses.

(d)       Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including the reasonable fees and disbursements of counsel, incurred by the Indemnitee in connection with any Claim shall be reimbursed on a Calendar Quarter basis in arrears by the Indemnitor.

Section 11
FORCE MAJEURE

11.1.       Force Majeure. In the event any circumstances whatsoever which are not within the reasonable control of the Party affected thereby, including an act of God, civil commotion, war, act of terrorism, insurrection, riot, strike or labor dispute, epidemic, pandemic, quarantine, shortage of materials, fire, explosion, flood, government requisition or allocation, breakdown of or damage to plant, equipment or facilities, interruption or delay in transportation, fuel supplies or electrical power, embargo, boycott, order or act of a Governmental Authority (“Force Majeure”), the Parties agree that, if either Melior or Biodexa finds itself wholly or partially unable to fulfill its respective obligations in this Agreement by reasons of Force Majeure, the Party affected will advise the other Party in writing of its inability to perform, giving a detailed explanation of the occurrence of the event which excuses performance as soon as possible after the cause or event has occurred. If such notice is given, the performance of the Party giving the notification, except the payment of funds (subject to the provision below), shall be abated, and any time deadlines shall be extended for so long as performance may be prevented by Force Majeure. Except for the payment of funds that are or become due and payable, neither Party shall be required to make up any performance that was prevented by Force Majeure.

Section 12
TERM AND TERMINATION

12.1.       Term. Unless terminated earlier as set forth in this Section 12, the term of this Agreement shall commence as of the Effective Date and shall continue on a Licensed Product-by-Licensed Product, and country-by-country basis in the Territory until the expiration of all royalty payment obligations under this Agreement (collectively, the “Term”).

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12.2.       Termination. This Agreement shall be terminable upon reasonable written notice, if one or more of the following events should occur:

(a)       by any Party, if the other Party commits a material breach of this Agreement, which breach shall not have been remedied within ninety (90) days from the giving of written notice requiring such breach to be remedied if such breach is capable of being cured during such ninety (90) day period;

(b)       by Biodexa, on a country-by-country basis, at any time for any reason upon ninety (90) days’ prior written notice to Melior; provided that during such ninety (90) day period, the Parties shall cooperate in the wind down of applicable activities under this Agreement in a commercially reasonable manner;

(c)       by Melior, in the event Biodexa: (i) breaches its obligations to file the Resale Registration Statement as contemplated by Section 6.2(b), (ii) fails to obtain a minimum of $4,000,000.00 in new equity financing within ninety (90) days after the Effective Date, or (iii) fails to Manufacture sufficient quantities of API within one (1) year after the Effective Date to conduct a Phase IIa Clinical Study as contemplated by the Development Plan, or (iv) fails to recruit its first patient into a Phase IIa Clinical Study within two (2) years following the Effective Date.

(d)       by either Party, if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or of any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(e)       by either Party, if the other Party has an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of ninety (90) days; or an order for relief is entered against such Party under applicable bankruptcy laws as now or hereafter in effect.

12.3.       Survival of Obligations. Notwithstanding any expiration or termination of this Agreement, (a) neither Biodexa nor Melior shall be relieved of any liabilities or obligations incurred by such Party prior to such termination and (b) Section 2.5, Section 5, Section 6, Section 7, Section 9, Section 10, Sections 12.3 through 12.7, Section 13, Section 14 and Section 15 (only insofar as such Sections relate to the obligations of the Parties prior to such termination or expiration or with respect to perpetual licenses to be granted upon such termination or expiration) shall survive any expiration or termination of this Agreement.

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12.4.       Effect of Expiration or Termination. Notwithstanding any other rights or obligations a Party or its Affiliates may have under this Agreement or under Applicable Law, except as otherwise provided herein (including Section 6.1(f) with respect to expiration), upon termination (but not expiration) of this Agreement (or in the case of a termination by Biodexa pursuant to Section 12.2(b) with respect to one or more countries, such provisions shall only apply to such particular country being terminated and shall have no application or effect on any of the other countries not being terminated), (i) all rights and licenses granted by Melior to Biodexa and its Affiliates and all rights and licenses granted by Biodexa to Melior and its Affiliates hereunder shall terminate and revert to the Party granting such rights and all of the Parties’ obligations under this Agreement shall, except as specifically provided in Section 12.3 or this Section 12.4, cease, terminate and be of no further force and effect from and after the effective date of expiration or termination, (ii) following mutual agreement by Biodexa and Melior regarding a customary reverse royalty payment obligation, Biodexa shall transfer all right, title and interest in and to all Development Data to Melior, and (iii) any royalties that have accrued and would otherwise be payable hereunder shall be prorated through the effective date of expiration or termination. The Parties and their Affiliates shall cooperate in informing relevant Governmental Authorities of the cessation of their activities in relation to the Licensed Products. In addition, the Parties shall, and shall ensure that their respective Affiliates, promptly return to the other Parties or destroy (subject to written certification of the latter) all Confidential Information in written, electronic or material form, and all copies thereof (except one copy which may be kept for record-keeping purposes only), belonging to such other Parties. Biodexa covenants and agrees that it will fund to closure any active and ongoing Clinical Study involving previously dosed patients with the Licensed Product,

12.5.       Rights in Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any analogous provision of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code or any analogous provision of Applicable Law outside the United States. Each Party shall retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code or any analogous provision of Applicable Law outside the United States. In the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or any analogous provision of Applicable Law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property subject to any rights or licenses granted to such other Party under or pursuant to this Agreement and to all embodiments thereof, which, if not already in such other Party’s possession, shall be promptly delivered to (or otherwise made available to, as appropriate) such other Party upon such other Party’s written request. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code or any analogous provision of Applicable Law outside the United States.

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12.6.       Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Section 12 are in addition to any other relief and remedies available to either Party at law in equity or otherwise.

12.7.       LIMITATION OF DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, EXCEPT FOR ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF A THIRD-PARTY CLAIM SUBJECT TO SECTION 10.1 OR 10.2, PROVIDED, THAT THE FOREGOING SHALL NOT PRECLUDE A PARTY FROM SEEKING ANY SUCH DAMAGES RESULTING FROM FRAUD (INCLUDING ANY WILLFUL MISREPRESENTATION, WILLFUL MISCONDUCT OR WILLFUL CONCEALMENT BY A PARTY) AND/OR WILLFUL BREACH.

Section 13
INSURANCE

13.1.       Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

Section 14
DISPUTE RESOLUTION

14.1.       Disputes. The Parties recognize that, from time to time, disputes, controversies or claims may arise which stem from or are related to a Party’s respective rights or obligations under this Agreement or a Party’s actual or alleged breach of this Agreement (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the following procedures if and when a Dispute arises under this Agreement.

(a)       If the Parties are unable to resolve any Dispute within thirty (30) days after such Dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to Designated Executives of each Party for attempted resolution.

(b)       Arbitration. If the Designated Executives cannot reach resolution of the Dispute within thirty (30) days after such referral, the Parties agree that they shall submit such dispute for final settlement via binding arbitration. The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties, but need not be under the auspices of the American Arbitration Association, and heard before a single arbitrator as selected in accordance with the Commercial Arbitration Rules. Such arbitration shall be held in New York, New York and shall be conducted in English. Except as otherwise determined by the arbitrator, each Party shall be responsible for its own expenses in connection therewith. The arbitration award shall be final and binding, and judgment over the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party and its assets.

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(c)        Effect of Dispute Resolution on Termination Rights. In the event of a Dispute involving the alleged breach of this Agreement, (i) neither Party may terminate this Agreement under Section 12 until resolution of the Dispute pursuant to this Section 14.1, and (ii) if the arbitrators render a decision that a breach of this Agreement has occurred, the arbitrators shall have no authority to modify the right of the non-breaching Party to terminate this Agreement in accordance with Section 12.2(a). Further, all periods of time allowed by this Agreement for curing any breach shall be tolled until after the final resolution of the Dispute pursuant to this Section 14.1 relating to that breach and, unless otherwise agreed by the Parties, the post-Dispute time period for cure shall be calculated as the cure period allowed by this Agreement, if any, less the time period from the date of the notice of breach up to the notice of Dispute under this Section 14.1.

14.2.       Injunctive Relief. Notwithstanding the Dispute resolution procedures set forth in Section 14.1, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to any Dispute resolution procedures hereunder.

Section 15
MISCELLANEOUS

15.1.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

15.2.       Waiver. Waiver by a Party of a breach hereunder by any Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

15.3.       Notices. All notices required or permitted hereunder shall be given in writing and sent by confirmed electronic mail or mailed postage prepaid by certified or registered mail (return receipt requested), sent by a nationally recognized express courier service or hand-delivered at the following address:

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If to Melior:	Melior Pharmaceuticals I, Inc.
860 Springdale Drive, Suite 500
Exton, Pennsylvania 19341 USA
Email: areaume@meliordiscovery.com
Attention: Andrew Reaume, President

With a copy to:	Borghese Law Firm LLC
1845 Walnut Street, Suite 1100
Philadelphia, Pennsylvania 19103 USA
Email: rjb@borgheselaw.com
Attention: Robert J. Borghese

If to Biodexa:	Biodexa Pharmaceuticals PLC
1 Caspian Point
Caspian Way
Cardiff
CF10 4DQ
United Kingdom
Email: stephen.stamp@biodexapharma.com
Attention: Stephen Stamp

With a copy to:	Orrick, Herrington & Sutcliffe LLP
1152 15th St. NW,
Washington, DC 20005
United States
Email: dschulman@orrick.com
Attention: David Schulman

All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

15.4.       Entire Agreement. This Agreement (including any exhibits and schedules attached hereto) contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating to the subject matter hereof as of the Effective Date.

15.5.       Amendments. No provision in this Agreement shall be supplemented, deleted, amended or waived except in a writing executed by each of the Parties.

15.6.       Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

15.7.       Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Applicable Laws of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. The Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original intent of the Parties.

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15.8.       Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may assign this Agreement (i) to any Affiliate of such Party or (ii) to any other Person pursuant to a Change of Control; provided that, in each instance the Affiliate or licensee or assignee, as applicable, affirmatively assumes and agrees in writing to perform and comply with all of the obligations of such Party under this Agreement as they apply to such Party and its Affiliates. Any attempted assignment in violation hereof shall be void.

15.9.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.10.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.11.       Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including any creditor of any Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

15.12.       Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Melior nor Biodexa shall have any responsibility for the hiring, termination or compensation of the other Parties’ employees or for any employee compensation or benefits of the other Parties’ employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the Parties legal relationship to each other under this Agreement shall be that of independent contractors. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers. This Agreement shall not be construed, nor will either Party construe it, as a partnership for tax purposes.

15.13.       Specific Performance. Each of the Parties acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agrees that the other Party will be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

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15.14.       Further Assurances and Actions. Each of the Parties hereto, upon the request of any other Party hereto, shall, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effectuate any of the provisions of this Agreement.

15.15.       Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party against the other Party arising out of or related to this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

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IN WITNESS WHEREOF, Biodexa and Melior have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BIODEXA PHARMACEUTICALS PLC

By	/s/ Stephen Stamp
Name: Stephen Stamp
Title: Chief Executive Officer

[Signature Page to License Agreement]

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

IN WITNESS WHEREOF, Biodexa and Melior have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

MELIOR PHARMACEUTICALS I, INC.

By	/s/ Andrew Reaume
Name: Andrew Reaume
Title: President

[Signature Page to License Agreement]

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